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EXHIBIT 99.1


Berkshire Bancorp Inc.

                                                              NEWS RELEASE
Contact:
Steven Rosenberg
(212) 791-5362

FOR IMMEDIATE RELEASE
---------------------


            BERKSHIRE BANCORP INC. REPORTS FIRST QUARTER 2003 RESULTS

New York, New York, May 8, 2003 -- Berkshire Bancorp Inc., (NASDAQ National
Market: "ZAPS"), the "Company", today reported results for its first fiscal quarter ended March 31, 2003.

Net Income. Net income for the three-month period ended March 31, 2003 was $1.74 million, or $.78 per share, as compared to $1.31 million or $.55 per share, for the three-month period ended March 31, 2002. Net income is largely dependent on interest rate levels, demand for our loan and deposit products and the strategies employed to manage the risks inherent in the banking business.

Net Interest Income. The Company's primary source of revenue is net interest income, or the difference between interest income on earning assets and interest expense on interest-bearing liabilities.

         For the quarter ended March 31, 2003, net interest income increased by $724,000, or 16.97%, to $4.99 million, from $4.27 million for the quarter ended March 31, 2002. The increase in net interest income was the result of the growth in average interest-earning assets of $169.02 million, partially offset by the growth in average interest-bearing liabilities of $161.45 million and the difference between the yield on assets compared to the cost of liabilities. The average yield on interest-earning assets fell to 5.00% from 5.83%, a decline of 83 basis points, or 14.24%, while the cost of interest-bearing liabilities fell to 2.38% from 3.00%, a decline of 62 basis points, or 20.67%. Interest-rate spread, the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, declined to 2.62% in 2003 from 2.83% in 2002.

Net Interest Margin. Net interest margin, or annualized net interest income as a percentage of average interest-earning assets, declined by 42 basis points to 2.98% for the first quarter of 2003 from 3.40% for the same period in 2002. The decrease in net interest margin was due to the overall decline in the average yields on interest-earning assets. During the first three months of 2003, the average yields on loans, investment securities and other interest-earning assets were 6.92%, 3.71% and 0.72%, respectively, compared to 7.09%, 4.59% and 1.54%, respectively, in the comparable period of 2002.

Interest Income. Total interest income for the three-month period ended March 31, 2003 increased by $1.06 million, or 14.52%, to $8.38 million from $7.32 million for the three-month period ended March 31, 2002. The increase was the result of a $169.02 million increase in average interest-earning assets to $670.76 million for the quarter ended March 31, 2003, from $501.74 million for the quarter ended March 31, 2002, partially offset by a decrease in average yield to 5.00% in 2003 from 5.83% in 2002. Interest income on loans and investment securities in the 2003 quarter increased to $4.76 million and $3.61 million, respectively, from $4.54 million and $2.75 million, respectively, in the 2002 quarter.






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Interest Expense. Total interest expense for the three-month period ended March
31, 2003 increased by $338,000, or 11.08%, to $3.39 million from $3.05 million for the three-month period ended March 31, 2002. The increase was the result of a $161.45 million increase in average interest-bearing liabilities to $568.36 million for the 2003 quarter, from $406.91 million for the 2002 quarter. The average amounts of interest bearing deposits, time deposits and other borrowings were $144.68 million, $317.44 million and $106.23 million, respectively, in the 2002 quarter, compared to $108.65 million, $218.02 million and $80.24 million, respectively, in the 2002 quarter. Interest expense on interest-bearing deposits, time deposits and other borrowings was $472,000, $2.11 million and $806,000, respectively, in the 2003 quarter, compared to $379,000, $2.00 million and $672,000, respectively, in the 2002 quarter.

Non-Interest Income. Non-interest income consists primarily of realized gains on sales of marketable securities, loan sales and service fee income. For the three months ended March 31, 2003, non-interest income was $992,000, or 16.58% of total income (net interest income plus non-interest income), as compared to $469,000, or 9.90% of total income for the three months ended March 31, 2002.

Non-Interest Expense. Non-interest expense includes salaries and employee benefits, occupancy and equipment expenses, legal and professional fees and other operating expenses associated with the day-to-day operations of the Company. Total non-interest expense for the three-month period ended March 31, 2003 increased by $313,000, or approximately 13.5%, to $2.71 million from $2.40 million for the three-month period ended March 31, 2002. The increase was due primarily to costs associated with the relocation of the Bank's head office and main bank branch in January 2003.

Provision for Income Tax. During the first quarter of 2003, the Company recorded income tax expense of $1.42 million compared to $980,000 for the first quarter of 2002. The tax provisions for federal, state and local taxes recorded for 2003 and 2002 represent effective tax rates of 44.96% and 42.87%, respectively. Effective tax rates are attributable to the level of income adjusted for certain tax-preference items. The increase in the effective rate in 2003 is due to changes in the amounts of such tax-preference items.

         Steven Rosenberg, President and Chief Executive Officer stated, "The results for the quarter were in line with our expectations and in line with our strategy of building shareholder value. Margins compressed somewhat during the quarter, but remain within comfortable levels for the continued profitability and growth of our business. Average balances for stockholders' equity, interest-earning assets and total assets for the quarter were $99.56 million, $670.76 million and $707.22 million, respectively, compared to $95.81 million, $501.74 million and $537.66 million, respectively, in the year ago period."

         Berkshire Bancorp, a bank holding company under the Bank Holding Company Act, owns The Berkshire Bank, a New York State chartered commercial bank. The Bank's main office is in New York City and presently conducts its business through four branches in New York City and four branches in Orange and Sullivan Counties, New York.

Forward-Looking Statements. Statements in this news release that are not based on historical fact may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe", "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms identify forward-looking statements. A wide variety of factors could cause the Company's actual results and experiences to differ materially from the results expressed or implied by the Company's forward-looking statements. Some of the risks and uncertainties that may affect operations, performance, results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its loan loss allowance, include, but are not limited to:
(i) deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii)






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changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting the financial services industry; (iv) changes in competition; (v) changes in consumer preferences, (vi) changes in banking technology; (vii) ability to maintain key members of management, (viii) possible disruptions in the Company's operations at its banking facilities, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

         Certain information customarily disclosed by financial institutions, such as estimates of interest rate sensitivity and the adequacy of the loan loss allowance, are inherently forward-looking statements because, by their nature, they represent attempts to estimate what will occur in the future.

         The Company cautions readers not to place undue reliance upon any forward- looking statement. Forward-looking statements speak only as of the date made and the Company assumes no obligation to update or revise any such statements upon any change in applicable circumstances.


                          (FINANCIAL STATEMENTS FOLLOW)















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                                      BERKSHIRE BANCORP INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                              (Dollars in Thousands)
                                                    (unaudited)


                                                                 March 31,         December 31,
                                                                   2003                2002
                                                            ---------------------------------------

ASSETS
Cash and due from banks                                               $   8,427           $   6,183
Interest bearing deposits                                                 3,647                 127
Federal funds sold                                                        5,000                  --
                                                                      ---------           ---------
Total cash and cash equivalents                                          17,074               6,310
Investment Securities:
 Available-for-sale                                                     398,101             370,625
 Held-to-maturity                                                           802                 833
                                                                      ---------           ---------
Total investment securities                                             398,903             371,458
Loans, net of unearned income                                           271,671             275,497
 Less: allowance for loan losses                                         (2,421)             (2,315)
                                                                      ---------           ---------
Net loans                                                               269,250             273,182
Accrued interest receivable                                               3,947               4,106
Premises and equipment, net                                               8,836               8,976
Other assets                                                              1,894               1,157
Goodwill, net                                                            18,549              18,549
                                                                      ---------           ---------
Total assets                                                          $ 718,453           $ 683,738
                                                                      =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest bearing                                                 $  30,928           $  31,320
 Interest bearing                                                       484,802             442,498
                                                                      ---------           ---------
Total deposits                                                          515,730             473,818
Securities sold under agreements to repurchase                           36,153              46,673
Long term borrowings                                                     60,179              57,699
Accrued interest payable                                                  3,245               3,348
Other liabilities                                                         4,408               3,675
                                                                      ---------           ---------
Total liabilities                                                       619,715             585,213
                                                                      ---------           ---------
Stockholders' equity
 Preferred stock - $.10 Par value:                                           --                  --
  2,000,000 shares authorized - none issued
 Common stock - $.10 par value
  Authorized  -- 10,000,000 shares
  Issued      --  2,566,095 shares
  Outstanding --
   March 31, 2003, 2,207,676 shares
   December 31, 2002,  2,237,976 shares                                     256                 256
Additional paid-in capital                                               89,890              89,890
Retained earnings                                                        17,887              16,145
Accumulated other comprehensive
 income, net                                                                929               1,480
 Common stock in treasury - at cost:
 March 31, 2003, 358,419 shares
 December 31, 2002,  328,119 shares                                     (10,224)             (9,246)
                                                                      ---------           ---------
Total stockholders' equity                                               98,738              98,525
                                                                      ---------           ---------
                                                                      $ 718,453           $ 683,738
                                                                      =========           =========
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                                      BERKSHIRE BANCORP INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF INCOME
                                       (In Thousands, Except Per Share Data)
                                                    (unaudited)

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

                                                                         For The
                                                                 Three Months Ended
                                                                       March 31,
                                                          ---------------------------------
                                                             2003            2002
                                                           --------        ------
INTEREST INCOME
Loans                                                      $  4,757        $  4,543
Investment securities                                         3,610           2,750
Federal funds sold and
 interest bearing deposits                                       11              23
                                                           --------        --------
Total interest income                                         8,378           7,316
                                                           --------        --------
INTEREST EXPENSE
Deposits                                                      2,582           2,378
Short-term borrowings                                           149             150
Long-term borrowings                                            657             522
                                                           --------        --------
Total interest expense                                        3,388           3,050
                                                           --------        --------
Net interest income                                           4,990           4,266
PROVISION FOR LOAN LOSSES                                       105              50
                                                           --------        --------
Net interest income after
 provision for loan losses                                    4,885           4,216
                                                           --------        --------
NON-INTEREST INCOME
Service charges on deposits                                     218             134
Investment securities gains                                     628             196
Other income                                                    146             139
                                                           --------        --------
Total non-interest income                                       992             469
                                                           --------        --------
NON-INTEREST EXPENSE
Salaries and employee benefits                                1,331           1,305
Net occupancy expense                                           405             370
Equipment expense                                               109              59
FDIC assessment                                                  19              15
Data processing expense                                          59              37
Other                                                           789             613
                                                           --------        --------
Total non-interest expense                                    2,712           2,399
                                                           --------        --------
Income before provision for taxes                             3,165           2,286
Provision for income taxes                                    1,423             980
                                                           --------        --------
Net income                                                 $  1,742        $  1,306
                                                           ========        ========
Net income per share:
 Basic                                                     $    .78        $    .55
                                                           ========        ========
 Diluted                                                   $    .78        $    .55
                                                           ========        ========

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